Exhibit 99.1

Alon USA Announces Receipt of Noteholder Consents and Exploration of Financing Alternatives

DALLAS, April 3, 2012 /PRNewswire/ — Alon USA Energy, Inc. (the “Company”) announced today that, as of the consent deadline on March 28, 2012, $159,983,000 in principal amount of the Senior Secured Notes due 2014 (the “Notes”) issued by its Alon Refining Krotz Springs subsidiary (representing 73.9% of the outstanding principal amount of the Notes) had been tendered with consents pursuant to Alon Refining Krotz Springs’ previously announced tender offer and consent solicitation.

The Company also announced that it is exploring financing alternatives with respect to its previously announced plans to arrange a new secured term loan facility, and that certain of the potential financing alternatives for this new facility would not satisfy the financing condition for the tender offer. The Company’s ability to establish a new term loan facility and borrow thereunder will be subject to the receipt of commitments from lenders to provide the facility, the negotiation and execution of definitive loan documents, the receipt of third-party consents, and other conditions.

Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon is a leading producer of asphalt, which it markets through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates more than 300 convenience stores in Texas and New Mexico. Alon markets motor fuel products under the Alon and FINA brands at these locations and at approximately 610 distributor-serviced locations.

Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, factors affecting these expectations involve numerous risks and uncertainties, many of which are beyond our control, including changes in general economic conditions and capital markets or in our financial conditions, results of operations or cash flows, which could result in our expectations not being realized. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.

Contacts:	Amir Barash, Vice President
Alon USA Energy, Inc.
972-367-3808
Investors: Jack Lascar/Sheila Stuewe
DRG&L / 713-529-6600
Media: Blake Lewis
Lewis Public Relations
214-635-3020
Ruth Sheetrit
SMG Public Relations
011-972-547-555551